UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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NCR CORPORATION

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On March 22, 2018, NCR Corporation (“NCR” or the “Company”) disclosed the following in a Current Report on Form 8-K filed with the Securities and Exchange Commission:

On March 22, 2018, NCR announced that William R. Nuti, Chairman of the Board and Chief Executive Officer, will retire from NCR due to disability. NCR’s Board of Directors has been actively engaged in a process to recruit, evaluate and interview candidates to succeed Mr. Nuti, and his retirement will become effective once that process has been completed. Upon his retirement, Mr. Nuti will become Chairman Emeritus of the NCR Board of Directors, and NCR expects to retain Mr. Nuti on a part time basis as a consultant for transition and continuing advisory services.

In addition, Mark D. Benjamin, President and Chief Operating Officer, has notified NCR of his decision to resign from NCR, effective March 21, 2018 (the “Separation Date”), to pursue another opportunity. In connection with Mr. Benjamin’s resignation, NCR and Mr. Benjamin entered into a letter agreement, dated March 19, 2018 (the “Letter Agreement”), under which, among other things, he agreed to provide certain consulting and transitional services to the Company through April 6, 2018. Mr. Benjamin also agreed to execute a general release of claims in favor of the Company and reaffirmed certain restrictive covenants pertaining to non-competition, non-solicitation, non-recruitment/hiring and non-disclosure. In exchange, Mr. Benjamin will be entitled to receive a lump sum cash payment of $1.5 million, payable 30 days after the Separation Date.

Paul Langenbahn, currently NCR’s Executive Vice President, Global Software, has been appointed by NCR’s Board of Directors to serve as NCR’s Chief Operating Officer, effective as of the Separation Date. Mr. Langenbahn, 49, became NCR’s Executive Vice President, Global Software, in January 2017. From April 2014 to December 2016, Mr. Langenbahn served as Senior Vice President and President, Hospitality, and before that, following NCR’s acquisition of Radiant Systems, Inc. in 2011, he served as Vice President, Global Sales, Marketing and Services for NCR’s Hospitality division. Prior to joining NCR in 2011, Mr. Langenbahn was President of Radiant Systems’ Hospitality division, and he held various other leadership roles in sales, professional services, solution management and general management at Radiant Systems, where he was instrumental in the company’s development and growth. NCR expects that the Board of Directors will finalize changes to Mr. Langenbahn’s compensation resulting from this appointment at or prior to the Board’s next regularly scheduled meeting following the annual meeting of its stockholders on April 25, 2018. Mr. Langenbahn does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.